HERSHA HOSPITALITY TRUST

510 Walnut Street | 9th Floor

Philadelphia | PA | 19106

p. 215.238.1046 | f. 215.238.0157

hersha.com

HERSHA HOSPITALITY TRUST ANNOUNCES

FULL-YEAR AND FOURTH QUARTER 2013 RESULTS

- Full-Year 2013 Hotel EBITDA Growth of 6.7% -

- Full-Year 2013 Average Daily Rate of $179.70 -

- Full-Year 2013 Occupancy of 79.7% -

- Completes the Sale of 16 Properties within Non-Core Portfolio -

- Increases Presence on West Coast and Miami Beach -

Philadelphia, PA, February 25, 2014 -- Hersha Hospitality Trust (NYSE: HT, “Hersha” or the “Company”), owner of upscale hotels in urban gateway markets, today announced results for the fourth quarter ended December 31, 2013.

Full-Year and Fourth Quarter 2013 Financial Results

Net income applicable to common shareholders was $32.8 million, or $0.16 per diluted common share, for the full-year ended December 31, 2013 compared to net income applicable to common shareholders of $8.4 million, or $0.04 per diluted common share, in 2012.  The increase in net income reported for the full-year and fourth quarter 2013 periods was primarily related to a gain on the disposition of 12 non-core hotel properties that closed during the fourth quarter.

Adjusted Funds from Operations (“AFFO”) in 2013 increased by $7.2 million to $86.5 million, compared to $79.3 in 2012.  AFFO per diluted common share and unit of limited partnership interest in Hersha Hospitality Limited Partnership (“OP Unit”) was $0.41, an increase from AFFO of $0.40 per diluted common share and OP Unit reported in 2012.  The Company’s weighted average diluted common shares and OP Units outstanding were approximately 208.9 million as of December 31, 2013, compared to approximately 198.1 million as of December 31, 2012.

AFFO in the fourth quarter declined by $2.0 million to $24.6 million, compared to $26.6 million in the fourth quarter 2012.  AFFO per diluted common share and OP Unit was $0.12, a decrease from AFFO of $0.13 per diluted common share and OP Unit reported in the same quarter in 2012.  An explanation of certain non-GAAP financial measures used in this press release, including, among others, AFFO, as well as reconciliations of those non-GAAP financial measures, is included at the end of this press release.

Mr. Jay H. Shah, Hersha’s Chief Executive Officer stated, “Our RevPAR quality improved materially in 2013 given the combination of capital recycling initiatives highlighted by our non-core portfolio sale, in addition to acquisitions undertaken in strong RevPAR markets such as Miami Beach and San Diego, and the opening of our Hyatt Union Square property.  For the full-

year 2013 period, the Company delivered Consolidated RevPAR of $143.30, which represented record full-year RevPAR for the Company, driven by growing corporate and leisure transient demand trends in U.S. gateway markets.  As anticipated, the fourth quarter of 2013 was challenging on a year-over-year basis due to difficult comparable performance numbers from a year ago related to the significant demand surge from Hurricane Sandy relief efforts that significantly bolstered the portfolio results in New York and the surrounding markets during the fourth quarter 2012 and one-time events such as the government shutdown in October of 2013.  Nevertheless, we continued to execute our business plan on a variety of strategic initiatives that favorably position the Company to deliver strong operating results and cash flow in the periods ahead.”

Mr. Shah continued, “2013 was an active year from a strategic perspective as the Company’s non-core portfolio sale, expansion on the West Coast and in Miami, and delivery of the new tower at the Cadillac Courtyard Miami Beach Oceanfront furthered our commitment to recycle capital and concentrate on high RevPAR quality assets in high demand gateway markets.  We are confident that our transformative work undertaken throughout 2013 will better reflect our inherent hotel portfolio value.”

Full Year and Fourth Quarter 2013 Operating Results

For full-year 2013, revenue per available room (“RevPAR”) at the Company's 43 consolidated hotels as of December 31, 2013 compared to 38 hotels as of December 31, 2012, increased 4.0% to $143.30 compared to $137.78 in 2012.  The Company’s average daily rate (“ADR”) for the hotel portfolio increased by 2.6% to $179.70, while occupancy increased 112 basis points to 79.7%.  Hotel EBITDA for the hotel portfolio increased approximately 6.7%, or $7.8 million, to $124.5 million in 2013 compared to 2012.

For the fourth quarter of 2013, RevPAR at the Company's consolidated hotels as of December 31, 2013 compared to December 31, 2012, was down 1.6% to $148.60 compared to $150.97 for the fourth quarter 2012.  The Company’s fourth quarter ADR for the hotel portfolio declined by 2.0% to $189.05, while occupancy increased 31 basis points to 78.6%.  Hotel EBITDA for the hotel portfolio declined approximately 2.5% to $34.6 million for the fourth quarter 2013 compared to the same period in 2012.  This decline was primarily due to ADR-driven RevPAR loss, compounded by $610,000 in cancellation fees from Hurricane Sandy disaster relief agencies recognized by the hotels in fourth quarter 2012 for rooms that were never utilized, ongoing renovation disruptions at the Cadillac Courtyard Miami Beach Oceanfront and the Rittenhouse Hotel, and increased commissions and contract labor expenses, in addition to higher real estate taxes.

New York City and Manhattan

The New York City hotel portfolio, which includes the five boroughs, consisted of 16 hotels as of December 31, 2013. For the fourth quarter 2013, the Company’s New York City hotel portfolio recorded a 4.4% decrease in RevPAR to $220.87, as ADR decreased 3.5% to $240.19, while occupancy declined 95 basis points to 92.0%.

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The Manhattan hotel portfolio consisted of 13 hotels as of December 31, 2013. For the fourth quarter of 2013, the Company’s Manhattan hotel portfolio recorded a 2.3% decrease in RevPAR to $236.80, as ADR declined 1.7% to $256.26, and occupancy declined 65 basis points to 92.4%.  Despite challenging comparisons to the prior year, the Manhattan portfolio recorded healthy EBITDA margins of 46.4% during the fourth quarter 2013.

Given the difficult comparisons to fourth quarter 2012 due to positive impacts from Hurricane Sandy relief efforts, the Company believes comparing fourth quarter 2013 operating results to fourth quarter 2011 operating results in New York City provides a more accurate picture of the operating performance.  On a two year basis, the Company’s consolidated New York City hotels reported a 10.8% increase in RevPAR, driven by an 8.4% increase in ADR and a 200 basis point increase in occupancy.

Financing

As of December 31, 2013, the Company maintained significant financial flexibility with approximately $36.2 million of cash and cash equivalents and a fully undrawn $250 million senior unsecured revolving line of credit.  As of December 31, 2013, 100.0% of the Company’s consolidated debt is fixed rate debt or effectively fixed through interest rate swaps and caps.  The Company’s total consolidated debt has a weighted average interest rate of approximately 4.91% and a weighted average life-to-maturity of approximately 3.7 years.

Acquisitions

On November 6, 2013, Hersha announced a definitive agreement to purchase the 122-room Hotel Oceana in Santa Barbara, California for $42 million.  The purchase price reflects an 8.6% economic capitalization rate on trailing-twelve month net operating income as of December 31, 2013.

The Hotel Oceana acquisition will be funded with cash on hand, and includes the assumption of approximately $25.3 million in mortgage debt, incurring interest at a fixed rate of 4.4% per year and maturing in 2023.  The acquisition of the Hotel Oceana is expected to close by the end of first quarter of 2014, and is subject to a variety of closing conditions and the receipt of lender consent.

On December 20, 2013, the Company closed on the purchase of two Autograph Collection hotels in Miami’s South Beach (“South Beach Autograph Portfolio”).  The purchase price for the recently renovated South Beach Autograph Portfolio was $50.95 million and reflected a full-year 2014 economic capitalization rate of approximately 6.8%, and an 8.5% - 9.0% capitalization rate on stabilized earnings.  The 145-room South Beach Autograph Portfolio includes the 75-room Blue Moon Hotel and the 70-room Winter Haven Hotel.

The acquisition of the South Beach Autograph Portfolio was funded with cash on hand, and with a portion of net proceeds generated from the non-core portfolio sale further described below.

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Dispositions

The Company made further progress regarding efforts to recycle capital from stabilized, select service assets in suburban markets to higher growth urban gateway assets.

On December 18, 2013, Hersha closed on the sale of 12 of 16 hotels included within the non-core hotel portfolio the Company previously announced in September 2013.   The sale of the 12 hotels generated net proceeds of approximately $122.3 million.

During February 2014, the Company closed on the sale of the remaining 4 hotels within this portfolio.  The sale of the 4 hotels generated net proceeds of approximately $13.6 million.

This sale completes Hersha’s portfolio transformation into a pure play urban transient-focused collection of hotels with exposure to some of the highest demand gateway markets in the United States.

Subsequent Events

The Company entered into a definitive agreement to sell the Hotel 373 located in midtown Manhattan.  The 70 room hotel is being sold to an offshore investment group for $37.0 million, or approximately $529,000 per key.

The Company values the anticipated sale of Hotel 373 at an economic capitalization rate of 5.2% based on trailing 2013 net operating income and a trailing 2013 hotel EBITDA multiple of 17.3x.  The proposed transaction is expected to close in the second quarter of 2014, and is subject to a variety of closing conditions. As a result, there can be no assurance that the Company will be able to consummate the disposition on the schedule or on the terms described.

New Credit Facility

The company has received a commitment from its existing bank group and is in the process of amending its current $400 million senior unsecured credit facility (the “Facility”) which would allow the Company to increase the size of the facility, while simultaneously extending the tenor and reducing the pricing.  The revised credit facility is expected to close by the end of the first quarter of 2014.

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2014 Outlook

The Company is introducing operating expectations for 2014 for the Company’s consolidated portfolio. Based on management’s current outlook, the Company’s 2014 operating expectations are as follows:

Metric	2014 Expectation

Total consolidated RevPAR growth:	5.0% - 7.0%
Total consolidated Hotel EBITDA margin growth:	25 bps – 75 bps

Dividend

Hersha paid a dividend of $0.50 per Series B Preferred Share and $0.4297 per Series C Preferred Share for the fourth quarter ended December 31, 2013 on January 15, 2014 to holders of record as of January 1, 2014.

The Company also paid a dividend of $0.06 per Common Share and per OP Unit for the fourth quarter ended December 31, 2013 on January 16, 2014 to holders of record as of January 2, 2014.

Fourth Quarter 2013 Conference Call

Hersha will host a conference call to discuss the Company’s financial results at 9:00 AM Eastern time on Wednesday, February 26, 2014. A live webcast of the conference call will be available online on the Company’s website at www.hersha.com. The conference call can be accessed by dialing 1-888-417-8533 or 1-719-325-2429 for international participants.  A replay of the call will be available from 12:00 p.m. Eastern Time on Wednesday, February 26, 2014, through midnight Eastern Time on March 12, 2014. The replay can be accessed by dialing 1-877-870-5176 or 1-858-384-5517 for international participants.  The passcode for the call and the replay is 9906295.  A replay of the webcast will be available on the Company’s website for a limited time.

About Hersha Hospitality

Hersha Hospitality Trust (HT) is a self-advised real estate investment trust in the hospitality sector, which owns and operates high quality upscale hotels in urban gateway markets. The Company's 50 hotels totaling 7,998 rooms are located in New York, Boston, Philadelphia, Washington, DC, Miami and select markets on the West Coast. The Company's shares are traded on The New York Stock Exchange under the ticker 'HT'.

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Non-GAAP Financial Measures

An explanation of Funds from Operations (“FFO”), AFFO, Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), Adjusted EBITDA and Hotel EBITDA, as well as reconciliations of FFO, AFFO, EBITDA and Adjusted EBITDA to net income or loss, the most directly comparable U.S. GAAP measures, is included at the end of this release.

Forward Looking Statement

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. These forward-looking statements may include statements related to the Company’s ability to outperform, the ongoing recovery of the lodging industry and the markets in which the Company’s hotel properties are located, the Company’s ability to generate internal and external growth, the completion of acquisitions under contract, the Company’s ability to identify and complete the acquisition of hotel properties in new markets, the Company’s ability to enter into contracts for and complete the disposition of non-core assets, the Company’s ability to complete the hotel redevelopment projects, the Company’s ability to increase margins, including Hotel EBITDA margins, the timing of the refinancing of the Company’s credit facility, and the Company’s operating expectations for the full 2014 calendar year. For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 filed by the Company with the Securities and Exchange Commission (“SEC”), and the Company’s Quarterly Report on Form 10-Q for the three months ended September 30, 2013, the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 to be filed by the Company with the SEC on or about February 26, 2014, and other documents filed by the Company with the SEC from time to time.  All information provided in this press release, unless otherwise stated, is as of February 25, 2014, and the Company undertakes no duty to update this information unless required by law.

510 Walnut Street 9th Floor | Philadelphia, PA  19106 | p. 215.238.1046 | f. 215.238.0157                           Page | 6

HERSHA HOSPITALITY TRUST
Balance Sheet (unaudited)
(in thousands, except shares and per share data)
	December 31, 2013	December 31, 2012
Assets:
Investment in Hotel Properties, Net of Accumulated Depreciation, Including Consolidation of Variable Interest Entity Assets of $85,759 and $86,657	$1,535,835	$1,466,713
Investment in Unconsolidated Joint Ventures	12,044	16,007
Development Loans Receivable	-	28,425
Cash and Cash Equivalents	36,213	69,059
Escrow Deposits	25,938	26,792
Hotel Accounts Receivable, Net of Allowance for Doubtful Accounts of $43 and $365	9,141	11,538
Deferred Financing Costs, Net of Accumulated Amortization of $7,070 and $4,841	7,570	8,695
Due from Related Parties	11,124	8,488
Intangible Assets, Net of Accumulated Amortization of $3,227 and $2,413	7,603	8,698
Deposits on Hotel Acquisitions	18,586	37,750
Other Assets	27,460	25,514
Hotel Assets Held for Sale	56,583	-

Total Assets	$1,748,097	$1,707,679

Liabilities and Equity:
Line of Credit	$-	$-
Unsecured Term Loan	150,000	100,000
Unsecured Notes Payable	51,548	51,548
Mortgages Payable, including Net Unamortized Premium and Consolidation of Variable Interest Entity Debt of $55,714 and $57,256	571,953	641,160
Accounts Payable, Accrued Expenses and Other Liabilities	40,852	33,838
Dividends and Distributions Payable	15,955	15,621
Due to Related Parties	4,815	4,403
Liabilities Related to Hotel Assets Held for Sale	45,835	-

Total Liabilities	880,958	846,570

Redeemable Noncontrolling Interests - Common Units	$-	$15,321

Equity:
Shareholders' Equity:
Preferred Shares: $.01 Par Value, 29,000,000 shares Authorized, 7,600,000 Series B and C Shares Issued and Outstanding at December 31, 2013 and 7,000,000 Series A and B Preferred Shares Issued and Outstanding at December 31, 2012, with Liquidation Preferences of $25 Per Share	76	70
Common Shares: Class A, $.01 Par Value, 300,000,000 Shares Authorized at December 31, 2013 and December 31, 2012, 202,759,419 and 198,672,356 Shares Issued and Outstanding at December 31, 2013 and December 31, 2012, respectively	2,028	1,986
Common Shares: Class B, $.01 Par Value, 1,000,000 Shares Authorized, None Issued and Outstanding	-	-
Accumulated Other Comprehensive Loss	(376)	(1,786)
Additional Paid-in Capital	1,200,798	1,178,292
Distributions in Excess of Net Income	(364,568)	(348,734)
Total Shareholders' Equity	837,958	829,828

Noncontrolling Interests:
Noncontrolling Interests - Common Units	29,523	15,484
Noncontrolling Interests - Consolidated Variable Interest Entity	(342)	476
Total Noncontrolling Interests	29,181	15,960

Total Equity	867,139	845,788

Total Liabilities and Equity	$1,748,097	$1,707,679

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HERSHA HOSPITALITY TRUST
Summary Results (unaudited)
(in thousands, except shares and per share data)
	Three Months Ended		Year Ended
	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Revenues:
Hotel Operating Revenues	$92,045	$81,845	$338,064	$299,005
Interest Income from Development Loans	-	396	158	1,998
Other Revenue	56	48	191	212
Total Revenues	92,101	82,289	338,413	301,215

Operating Expenses:
Hotel Operating Expenses	50,881	41,313	188,431	161,982
Gain on Insurance Settlements	-	-	(403)	-
Hotel Ground Rent	246	213	985	835
Real Estate and Personal Property Taxes and Property Insurance	6,329	5,458	24,083	19,341
General and Administrative	5,168	4,853	14,279	13,777
Stock Based Compensation	2,927	3,356	9,746	9,678
Acquisition and Terminated Transaction Costs	171	20	974	1,179
Depreciation and Amortization	14,628	12,260	55,784	48,243
Gain on Hotel Acquisitions	-	-	(12,096)	-
Total Operating Expenses	80,350	67,473	281,783	255,035

Operating Income	11,751	14,816	56,630	46,180

Interest Income	409	452	1,784	1,311
Interest Expense	10,411	9,432	39,984	37,295
Other Expense	60	214	897	740
Loss on Debt Extinguishment	-	2,940	545	3,189
Income before Loss from Unconsolidated Joint Ventures Investments, Income Taxes and Discontinued Operations	1,689	2,682	16,988	6,267

Unconsolidated Joint Ventures
Loss from Unconsolidated Joint Ventures	(1)	(153)	(22)	(232)
Impairment of Investment in Unconsolidated Joint Venture	(1,813)	-	(1,813)	-
Loss from Remeasurement of Investment in Unconsolidated Joint Ventures	-	-	-	(1,892)
Loss from Unconsolidated Joint Venture Investments	(1,814)	(153)	(1,835)	(2,124)

Income before Income Taxes	(125)	2,529	15,153	4,143

Income Tax Benefit	3,318	3,355	5,600	3,355
Income from Continuing Operations	3,193	5,884	20,753	7,498

Discontinued Operations
Gain (Loss) on Disposition of Hotel Properties	31,089	(38)	32,121	11,231
Impairment of Asset Held for Sale	-	-	(10,314)	-
Income from Discontinued Operations	2,957	1,003	7,388	3,489
Income from Discontinued Operations	34,046	965	29,195	14,720

Net Income	37,239	6,849	49,948	22,218

(Income) Loss Allocated to Noncontrolling Interests	(963)	(65)	(335)	158
Preferred Distributions	(3,589)	(3,500)	(14,611)	(14,000)
Extinguishment of Issuance Costs Upon Redemption of Series A Preferred Stock	-	-	(2,250)	-

Net Income Applicable to Common Shareholders	$32,687	$3,284	$32,752	$8,376

Earnings per Share:
BASIC
(Loss) Income from Continuing Operations Applicable to Common Shareholders	$0.00	$0.01	$0.02	$(0.03)
Income from Discontinued Operations	0.16	0.01	0.14	0.07

Net Income Applicable to Common Shareholders	$0.16	$0.02	$0.16	$0.04

DILUTED
(Loss) Income from Continuing Operations Applicable to Common Shareholders	$0.00	$0.01	$0.02	$(0.03)
Income from Discontinued Operations	0.16	0.01	0.14	0.07

Net Income Applicable to Common Shareholders	$0.16	$0.02	$0.16	$0.04

Weighted Average Common Shares Outstanding:
Basic	198,994,277	196,411,729	198,390,450	187,415,270
Diluted	198,994,277	199,593,648	201,918,177	187,415,270

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Non-GAAP Measures

FFO and AFFO

The National Association of Real Estate Investment Trusts (“NAREIT”) developed Funds from Operations (“FFO”) as a non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. We calculate FFO applicable to common shares and Common Units in accordance with the April 2002 National Policy Bulletin of NAREIT, which we refer to as the White Paper. The White Paper defines FFO as net income (loss) (computed in accordance with GAAP) excluding extraordinary items as defined under GAAP and gains or losses from sales of previously depreciated assets, plus certain non-cash items, such as loss from impairment of assets and depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Our interpretation of the NAREIT definition is that non-controlling interest in net income (loss) should be added back to (deducted from) net income (loss) as part of reconciling net income (loss) to FFO. Our FFO computation may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than we do.

The GAAP measure that we believe to be most directly comparable to FFO, net income (loss) applicable to common shareholders, includes loss from the impairment of certain depreciable assets, our investment in unconsolidated joint ventures and land, depreciation and amortization expenses, gains or losses on property sales, non-controlling interest and preferred dividends. In computing FFO, we eliminate these items because, in our view, they are not indicative of the results from our property operations.  We determined that the loss from the impairment of certain depreciable assets, including investments in unconsolidated joint ventures and land, was driven by a measurable decrease in the fair value of certain hotel properties and other assets as determined by our analysis of those assets in accordance with applicable GAAP.  As such, these impairments have been eliminated from net income (loss) to determine FFO.

Hersha also presents Adjusted Funds from Operations (AFFO), which reflects FFO in accordance with the NAREIT definition further adjusted by:

•	adding back write-offs of deferred financing costs on debt extinguishment, both for consolidated and unconsolidated properties;
•	adding back amortization of deferred financing costs;
•	making adjustments for the amortization of original issue discount/premium;
•	adding back non-cash stock expense;
•	adding back acquisition and terminated transaction expenses;
•	adding back FFO attributed to our partners in consolidated joint ventures; and
•	making adjustments to ground lease payments, which are required by GAAP to be amortized on a straight-line basis over the term of the lease, to reflect the actual lease payment.

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FFO and AFFO do not represent cash flows from operating activities in accordance with GAAP and should not be considered an alternative to net income as an indication of the Company’s performance or to cash flow as a measure of liquidity or ability to make distributions. We consider FFO and AFFO to be meaningful, additional measures of our operating performance because they exclude the effects of the assumption that the value of real estate assets diminishes predictably over time, and because they are widely used by industry analysts as performance measures. We show both FFO from consolidated hotel operations and FFO from unconsolidated joint ventures because we believe it is meaningful for the investor to understand the relative contributions from our consolidated and unconsolidated hotels. The display of both FFO from consolidated hotels and FFO from unconsolidated joint ventures allows for a detailed analysis of the operating performance of our hotel portfolio by management and investors.  We present FFO and AFFO applicable to common shares and Partnership units because our Partnership units are redeemable for common shares.  We believe it is meaningful for the investor to understand FFO and AFFO applicable to all common shares and Partnership units.

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Certain amounts related to depreciation and amortization and depreciation and amortization from discontinued operations in the prior year FFO reconciliation have been recast to conform to the current year presentation.  In addition, based on guidance provided by NAREIT, we have eliminated loss from the impairment of certain depreciable assets, including investments in unconsolidated joint ventures and land, from net (income) loss to arrive at FFO in each year presented.  The following table reconciles FFO and AFFO for the periods presented to the most directly comparable GAAP measure, net income (loss) applicable to common shares, for the same periods:

HERSHA HOSPITALITY TRUST
Funds from Operations (FFO) and Adjusted Funds from Operations (AFFO)
(in thousands, except shares and per share data)

	Three Months Ended		Year Ended
	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012

Net income applicable to common shares	$32,687	$3,284	$32,752	$8,376
Income (loss) allocated to noncontrolling interest	963	65	335	(158)
Loss from unconsolidated joint ventures	1,814	153	1,835	2,124
Gain on hotel acquisition	-	-	(12,096)	-
(Gain) loss on disposition of hotel properties	(31,089)	38	(32,121)	(11,231)
Loss from impairment of depreciable assets	-	-	10,314	-
Depreciation and amortization	14,628	12,260	55,784	48,243
Depreciation and amortization from discontinued operations	13	2,801	7,050	9,148
Funds from consolidated hotel operations applicable to common shares and Partnership units	19,016	18,601	63,853	56,502

Loss from unconsolidated joint ventures	(1,814)	(153)	(1,835)	(2,124)
Loss from remeasurement of investment in unconsolidated joint ventures	-	-	-	1,892
Impairment of investment in unconsolidated joint ventures	1,813	-	1,813	-
Depreciation and amortization of purchase price in excess of historical cost	147	164	596	902
Interest in depreciation and amortization of unconsolidated joint ventures	1,774	1,230	6,068	5,441
Funds from unconsolidated joint venture operations applicable to common shares and Partnership units	1,920	1,241	6,642	6,111

Funds from Operations applicable to common shares and Partnership units	20,936	19,842	70,495	62,613

Add:
Non-cash extinguishment of issuance costs upon redemption of series A preferred stock	-	-	2,250	-
Non-cash stock compensation expense	2,927	3,356	9,746	9,678
Acquisition and terminated transaction costs	171	20	974	1,179
Amortization of deferred financing costs	753	666	2,886	2,991
Amortization of discounts and premiums	(213)	(214)	(845)	(432)
Deferred financing costs written off in debt extinguishment	-	2,940	545	3,189
Straight-line amortization of ground lease expense	-	1	2	40
Real estate taxes expense related to reassessment of prior period assessment	-	-	434	-

Adjusted Funds from Operations	$24,574	$26,611	$86,487	$79,258

AFFO per Diluted Weighted Average Common Shares and Units Outstanding	$0.12	$0.13	$0.41	$0.40

Diluted Weighted Average Common Shares and Units Outstanding	209,016,369	206,733,328	208,886,212	198,110,615

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Adjusted EBITDA

Adjusted Earnings Before Interest, Taxes, and Depreciation and Amortization (EBITDA) is a non-GAAP financial measure within the meaning of the Securities and Exchange Commission rules. Our interpretation of Adjusted EBITDA is that EBITDA derived from our investment in unconsolidated joint ventures should be added back to net income (loss) as part of reconciling net income (loss) to Adjusted EBITDA. Our Adjusted EBITDA computation may not be comparable to EBITDA or Adjusted EBITDA reported by other companies that interpret the definition of EBITDA differently than we do. Management believes Adjusted EBITDA to be a meaningful measure of a REIT's performance because it is widely followed by industry analysts, lenders and investors and that it should be considered along with, but not as an alternative to, net income, cash flow, FFO and AFFO, as a measure of the company's operating performance.

HERSHA HOSPITALITY TRUST
Adjusted EBITDA
(in thousands)
		Three Months Ended				Year Ended
		December 31, 2013		December 31, 2012		December 31, 2013		December 31, 2012

Net income applicable to common shareholders	S	32,687	S	3,284	S	32,752	S	8,376
Loss from unconsolidated joint ventures		1,814		153		1,835		2,124
Gain on hotel acquisition		-		-		(12,096)		-
Gain on disposition of hotel properties		(31,089)		38		(32,121)		(11,231)
Loss from impairment of assets		-		-		10,314		-
Loss (income) allocated to noncontrolling interest		963		65		335		(158)
Non-operating interest income		(13)		(28)		(70)		(84)
Distributions to Preferred Shareholders		3,589		3,500		14,611		14,000
Interest expense from continuing operations		10,411		9,432		39,984		37,295
Interest expense from discontinued operations		1,084		1,461		4,863		7,872
Extinguishment of issuance costs upon redemption of series A preferred stock		-		-		2,250		-
Income tax benefit		(3,318)		(3,355)		(5,600)		(3,355)
Deferred financing costs written off in debt extinguishment		-		2,940		545		3,189
Depreciation and amortization from continuing operations		14,628		12,260		55,784		48,243
Depreciation and amortization from discontinued operations		13		2,801		7,050		9,148
Acquisition and terminated transaction costs		171		20		974		1,179
Non-cash stock compensation expense		2,927		3,356		9,746		9,678
Straight-line amortization of ground lease expense		-		1		2		40
Real estate taxes expense related to reassessment of prior period assessment		-		-		434		-

Adjusted EBITDA from consolidated hotel operations		33,867		35,928		131,592		126,316

Income (loss) from unconsolidated joint venture investments		(1,814)		(153)		(1,835)		(2,124)
Loss on remeasurement of investment in unconsolidated joint ventures		-		-		-		1,892
Impairment of investment in unconsolidated joint ventures		1,813		-		1,813		-
Depreciation and amortization of purchase price in excess of historical cost		147		164		596		902
Adjustment for interest in interest expense, depreciation and amortization of unconsolidated joint ventures		3,527		3,035		12,898		16,162

Adjusted EBITDA from unconsolidated joint venture operations		3,673		3,046		13,472		16,832

Adjusted EBITDA	S	37,540	S	38,974	S	145,064	S	143,148

510 Walnut Street 9th Floor | Philadelphia, PA  19106 | p. 215.238.1046 | f. 215.238.0157                           Page | 12

Hotel EBITDA

Hotel EBITDA is a commonly used measure of performance in the hotel industry for a specific hotel or group of hotels. We believe Hotel EBITDA provides a more complete understanding of the operating results of the individual hotel or group of hotels. We calculate Hotel EBITDA by utilizing the total revenues generated from hotel operations less all operating expenses, property taxes, insurance and management fees, which calculation excludes Company expenses not specific to a hotel, such as corporate overhead. Because Hotel EBITDA is specific to individual hotels or groups of hotels and not to the Company as a whole, it is not directly comparable to any GAAP measure and should not be relied on as a measure of performance for our portfolio of hotels taken as a whole.

Supplemental Schedules

The Company has published supplemental earnings schedules in order to provide additional disclosure and financial information for the benefit of the Company’s stakeholders.  These can be found in the Investor Relations section and the “SEC Filings and Presentations” page of the Company’s web site, www.hersha.com.

Contact:

Ashish Parikh, Chief Financial Officer

Phone:  215-238-1046

510 Walnut Street 9th Floor | Philadelphia, PA  19106 | p. 215.238.1046 | f. 215.238.0157                           Page | 13